Exhibit 99.3
NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeo groupinc.com
CR-08-09
THE GEO GROUP ANNOUNCES 1,225-BED EXPANSION OF THE 500-BED
NORTH LAKE CORRECTIONAL FACILITY IN BALDWIN, MICHIGAN
Boca Raton, Fla. — May 1, 2008 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) announced today plans for a 1,225-bed expansion of the 500-bed North Lake Correctional Facility (the “Facility”) located in Baldwin, Michigan. The expansion of this company-owned Facility, which is currently idle, will increase the Facility’s total capacity to 1,725 beds. GEO expects the 1,225-bed expansion to cost approximately $60 million and to be completed by the second quarter of 2009. GEO expects to market the Facility to federal and state agencies around the country. George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO, said, “We are planning to move forward with the expansion of our North Lake Correctional Facility, which we believe will position GEO to help meet the increased demand for correctional and detention beds by federal and state agencies around the country. We look forward to the successful completion of this important expansion and to the reactivation of this company-owned Facility.” GEO expects to restructure its existing credit facility by the end of 2008 to support its current capital projects including the expansion of the North Lake Correctional Facility. GEO can add up to $150 million in borrowing capacity through an accordion feature in its existing credit facility. The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 67 correctional and residential treatment facilities with a total design capacity of approximately 60,000 beds.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include the management and/or ownership of 67 correctional and residential treatment facilities with a total design capacity of approximately 59,000 beds, including projects under development.
Safe-Harbor Statement
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to meet its financial guidance for 2008 given the various risks to which its business is exposed; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.